Exhibit 99.1

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES SECOND QUARTER 2016 EARNINGS RESULTS

FORT WORTH, Texas, (August 8, 2016) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today announced the following earnings highlights for its second fiscal quarter ended June 30, 2016:

•	2nd quarter net income of $1.1 million, or $0.06 per diluted share
•	2nd quarter catastrophe losses of $7.8 million, or $0.27 per diluted share net of tax
•	2nd quarter other-than-temporary impairments of $2.6 million, or $0.09 per diluted share net of tax
•	2nd quarter net combined ratio of 95.9%, including 8.9% attributable to catastrophe losses
•	2nd quarter gross premiums written up 8% compared to prior year
•	2nd quarter ending book value per share of $14.25, up 5% compared to June 30, 2015

“The second quarter of 2016 was adversely impacted by a combination of higher catastrophe losses from severe convective storms in Texas and the Midwest and other-than-temporary impairments in our investment portfolio. CAT losses were $7.8 million for the second quarter of 2016 compared to $3.7 million for the same period the prior year. Nonetheless we achieved a 95.9% combined ratio despite the 8.9% attributable to CAT losses.” said Naveen Anand, President and Chief Executive Officer.

“The Specialty Commercial Segment, which has been the focus of our investments in new products and additional underwriters, contributed both revenue growth and profitability to the Company’s second quarter results. Our Standard Commercial Segment produced strong results on a year over year basis, despite $6.7 million of CAT losses in the second quarter of 2016 compared to only $2.8 million for the same period the prior year. The Personal Lines Segment still underperformed primarily driven by unfavorable prior year loss development, although current accident year results have improved. Also adversely impacting the second quarter results was a $1.8 million accrual for an arbitration award related to the contingent consideration from a 2011 acquisition.” concluded Mr. Anand.

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Hallmark reported book value per share of $14.25 as of June 30, 2016, an increase of 5% over June 30, 2015. Total cash and investments increased $18.1 million during the first six months of 2016 to $719.9 million, an increase of 5% per share to $38.56 per share. Our cash balances (including restricted cash) totaled $101.2 million as of June 30, 2016.”

Second Quarter
	2016	2015	% Change
	($ in thousands, unaudited)
Gross premiums written	144,037	133,508	8%
Net premiums written	95,243	94,305	1%
Net premiums earned	87,698	88,476	-1%
Investment income, net of expenses	3,994	3,711	8%
Gain on investments	410	4,992	-92%
Other-than-temporary impairments	(2,587)	(1,553)	67%
Total revenues	91,052	97,197	-6%
Net income	1,066	6,376	-83%
Net income per share - basic	$0.06	$0.33	-82%
Net income per share - diluted	$0.06	$0.33	-82%
Book value per share	$14.25	$13.63	5%
Cash flow from operations	3,645	29,169	-88%

Year to Date
	2016	2015	% Change
	($ in thousands, unaudited)
Gross premiums written	272,484	258,567	5%
Net premiums written	182,869	184,679	-1%
Net premiums earned	172,025	175,172	-2%
Investment income, net of expenses	7,873	6,556	20%
Gain on investments	484	5,853	-92%
Other-than-temporary impairments	(2,888)	(1,830)	58%
Total revenues	181,080	188,647	-4%
Net income	5,140	11,719	-56%
Net income per share - basic	$0.27	$0.61	-56%
Net income per share - diluted	$0.27	$0.60	-55%
Book value per share	$14.25	$13.63	5%
Cash flow from operations	2,334	32,878	-93%

Second Quarter 2016 Commentary

Hallmark reported net income of $1.1 million and $5.1 million for the three and six months ended June 30, 2016 as compared to net income of $6.4 million and $11.7 million for the same periods the prior year. On a diluted basis per share, the Company reported net income of $0.06 per share and $0.27 per share for the three and six months ended June 30, 2016, as compared to net income of $0.33 per share and $0.60 per share for the same periods the prior year.

Hallmark's consolidated net loss ratio was 66.7% and 66.2% for the three and six months ended June 30, 2016, as compared to 67.5% and 66.1% for the same periods the prior year. Hallmark's net expense ratio was 29.2% and 29.4% for the three and six months ended June 30, 2016 as compared to 28.6% and 28.4% for the same periods the prior year. Hallmark’s net combined ratio was 95.9% and 95.6% for the three and six months ended June 30, 2016 as compared to 96.1% and 94.5% for the same periods the prior year.

During the three and six months ended June 30, 2016, total revenues were $91.1 million and $181.1 million, representing a decrease of 6% and 4%, respectively, from the $97.2 million and $188.6 million in total revenues for the same periods of 2015. This decrease in revenue was primarily attributable to realized losses recognized on the investment portfolio during the three and six months ended June 30, 2016 as compared to realized gains recognized during the prior year periods and lower net premiums earned, partially offset by higher net investment income and higher commission and fee revenue. The decreased net earned premiums were due primarily to lower premiums written in the Workers Compensation operating unit due to a renewal rights agreement entered into during the second quarter of 2015 and subsequently amended during the third quarter of 2015 to cede 100% of the unearned premium effective July 1, 2015, as well as the impact on net premiums earned of lower net premiums written in the Specialty Commercial Segment during the fourth quarter of 2015 impacting year-to-date net earned premium, partially offset by increased retained premium under a renewed quota share reinsurance agreement effective October 1, 2014 in the Personal Segment.

The decrease in revenue for the three and six months ended June 30, 2016 was partially offset by lower loss and loss adjustment expenses (“LAE”) of $1.2 million and $1.9 million, respectively, as compared to the same period in 2015. The decrease in loss and LAE was primarily the result of lower current accident year non-catastrophe loss trends and favorable net prior year loss development in the Standard Commercial Segment, partially offset by higher current accident year catastrophe losses in the Standard Commercial Segment. The Company recorded an aggregate of $8.3 million of net catastrophe losses during the six months ended June 30, 2016 as compared to net catastrophe losses of $3.7 million for the same period of 2015. The Company recorded favorable prior year loss reserve development of $2.8 million for the six months ended June 30, 2016 as compared to $1.5 million of favorable prior year development for the same period of 2015. Other operating expenses increased mostly as a result of a $1.8 million accrual to the earn-out related to the previous acquisition of TBIC and increased salary and related expenses, partially offset by lower production related expenses in the Specialty Commercial Segment.

During the six months ended June 30, 2016, Hallmark’s cash flow provided by operations was $2.3 million compared to cash flow provided by operations of $32.9 million during the same period the prior year. The decrease in operating cash flow was primarily due to increased paid losses, including timing of reinsurance claim settlements, partially offset by lower net paid operating expenses and increased net collected premiums.

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is a diversified specialty property/casualty insurer with offices in Dallas-Fort Worth, San Antonio, Chicago, Los Angeles and Atlanta. Hallmark markets, underwrites and services approximately half a billion dollars annually in commercial and personal insurance premiums in select markets. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Naveen Anand, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands, except par value)	Jun. 30	Dec. 31
ASSETS	2016	2015
Investments:	(unaudited)
Debt securities, available-for-sale, at fair value (cost: $567,989 in 2016 and $538,629 in 2015)	$569,271	$531,325
Equity securities, available-for-sale, at fair value (cost: $30,249 in 2016 and $24,951 in 2015)	49,460	47,504
Total investments	618,731	578,829
Cash and cash equivalents	91,940	114,446
Restricted cash	9,242	8,522
Ceded unearned premiums	74,610	65,094
Premiums receivable	97,059	83,376
Accounts receivable	2,016	2,005
Receivable for securities	1,394	10,424
Reinsurance recoverable	124,865	114,287
Deferred policy acquisition costs	20,624	20,366
Goodwill	44,695	44,695
Intangible assets, net	13,726	14,959
Deferred federal income taxes, net	2,174	3,360
Federal income tax recoverable	260	1,779
Prepaid expenses	4,637	3,213
Other assets	10,748	10,192
Total Assets	$1,116,721	$1,075,547
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Revolving credit facility payable	$30,000	$30,000
Subordinated debt securities	55,675	55,649
Reserves for unpaid losses and loss adjustment expenses	443,612	450,878
Unearned premiums	236,767	216,407
Reinsurance balances payable	45,055	33,741
Pension liability	2,429	2,496
Payable for securities	12,626	1,097
Accounts payable and other accrued expenses	24,462	23,253
Total Liabilities	850,626	813,521
Commitments and contingencies
Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2016 and 2015	3,757	3,757
Additional paid-in capital	123,650	123,480
Retained earnings	146,641	141,501
Accumulated other comprehensive income	10,864	7,418
Treasury stock (2,204,267 shares in 2016 and 1,775,512 shares in 2015), at cost	(18,817)	(14,130)
Total Stockholders’ Equity	266,095	262,026
Total Liabilities & Stockholders' Equity	$1,116,721	$1,075,547

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations	Three Months Ended		Six Months Ended
($ in thousands, except share amounts)	June 30		June 30
	2016	2015	2016	2015
Gross premiums written	$144,037	$133,508	$272,484	$258,567
Ceded premiums written	(48,794)	(39,203)	(89,615)	(73,888)
Net premiums written	95,243	94,305	182,869	184,679
Change in unearned premiums	(7,545)	(5,829)	(10,844)	(9,507)
Net premiums earned	87,698	88,476	172,025	175,172

Investment income, net of expenses	3,994	3,711	7,873	6,556
Net realized gains (losses)	(2,177)	3,439	(2,404)	4,023
Finance charges	1,348	1,482	2,789	2,781
Commission and fees	155	(110)	732	(101)
Other income	34	199	65	216
Total revenues	91,052	97,197	181,080	188,647

Losses and loss adjustment expenses	58,502	59,725	113,897	115,815
Operating expenses	29,323	26,446	56,219	52,360
Interest expense	1,123	1,134	2,254	2,274
Amortization of intangible assets	617	617	1,234	1,234
Total expenses	89,565	87,922	173,604	171,683

Income before tax	1,487	9,275	7,476	16,964
Income tax expense	421	2,899	2,336	5,245
Net income	$1,066	$6,376	$5,140	$11,719

Net income per share:
Basic	$0.06	$0.33	$0.27	$0.61
Diluted	$0.06	$0.33	$0.27	$0.60

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Three Months Ended Jun. 30	(unaudited)
	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Gross premiums written	$103,717	$89,891	$21,024	$22,176	$19,296	$21,441	$-	$-	$144,037	$133,508
Ceded premiums written	(37,538)	(27,509)	(2,210)	(2,073)	(9,046)	(9,621)	-	-	(48,794)	(39,203)
Net premiums written	66,179	62,382	18,814	20,103	10,250	11,820	-	-	95,243	94,305
Change in unearned premiums	(6,410)	(3,019)	(1,473)	(1,029)	338	(1,781)	-	-	(7,545)	(5,829)
Net premiums earned	59,769	59,363	17,341	19,074	10,588	10,039	-	-	87,698	88,476

Total revenues	63,040	62,418	18,219	20,083	12,147	11,727	(2,354)	2,969	91,052	97,197

Losses and loss adjustment expenses	39,518	39,649	9,369	11,380	9,615	8,696	-	-	58,502	59,725

Pre-tax income (loss)	7,287	7,727	3,011	2,468	(1,014)	(76)	(7,797)	(844)	1,487	9,275

Net loss ratio (1)	66.1%	66.8%	54.0%	59.7%	90.8%	86.6%			66.7%	67.5%
Net expense ratio (1)	26.2%	25.5%	34.0%	33.6%	23.7%	21.8%			29.2%	28.6%
Net combined ratio (1)	92.3%	92.3%	88.0%	93.3%	114.5%	108.4%			95.9%	96.1%

Favorable (Unfavorable) Prior Year Development	(753)	(407)	3,316	1,536	(1,523)	(714)	-	-	1,040	415

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Six Months Ended Jun. 30	(unaudited)
	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Gross premiums written	$191,117	$171,657	$41,122	$44,485	$40,245	$42,425	$-	$-	$272,484	$258,567
Ceded premiums written	(66,201)	(50,599)	(4,562)	(4,033)	(18,852)	(19,256)	-	-	(89,615)	(73,888)
Net premiums written	124,916	121,058	36,560	40,452	21,393	23,169	-	-	182,869	184,679
Change in unearned premiums	(7,894)	(1,808)	(2,569)	(1,814)	(381)	(5,885)	-	-	(10,844)	(9,507)
Net premiums earned	117,022	119,250	33,991	38,638	21,012	17,284	-	-	172,025	175,172

Total revenues	123,623	124,675	36,211	40,464	24,237	20,380	(2,991)	3,128	181,080	188,647

Losses and loss adjustment expenses	73,931	76,982	20,438	23,850	19,528	14,983	-	-	113,897	115,815

Pre-tax income (loss)	17,599	17,448	4,427	4,354	(2,097)	(372)	(12,453)	(4,466)	7,476	16,964

Net loss ratio (1)	63.2%	64.6%	60.1%	61.7%	92.9%	86.7%			66.2%	66.1%
Net expense ratio (1)	27.0%	25.5%	34.1%	32.7%	21.4%	21.5%			29.4%	28.4%
Net combined ratio (1)	90.2%	90.1%	94.2%	94.4%	114.3%	108.2%			95.6%	94.5%

Favorable (Unfavorable) Prior Year Development	1,594	(196)	3,674	2,898	(2,511)	(1,226)	-	-	2,757	1,476

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.